Exhibit 4

BioSpecifics Technologies Corp.

2 Righter Parkway

Delaware Corporate Center II

Wilmington, DE 19803

September 22, 2020

Matthew J. Maletta

Executive Vice President,

Chief Legal Officer and Company Secretary

Endo International plc

1400 Atwater Drive

Malvern PA 19355

Dear Blaise:

In connection with Endo International plc’s (“Endo,” “you” or “your”) interest in a potential acquisition of BioSpecifics Technologies Corp., a Delaware corporation, and its subsidiaries (collectively, the “Company”, “we”, “our” or “us”) by you or one of your affiliates (the “Transaction”) you have requested that we or our Representatives (as defined below) furnish you or your Representatives with certain information relating to the Company, including, without limitation all financial, tax, accounting and other information regarding the Company or its business, operations, assets, liabilities, prospects, value, structure, business strategies and capabilities, business plans, and relationships with customers, suppliers, principals, employees, financing sources, intellectual property, contracting counterparties and others, and any information that is a trade secret within the meaning of applicable trade secret law. All such information (whether written, oral, electronic or in other form) furnished from and after the date of this agreement to you or your Representatives by or on behalf of the Company in connection with the Transaction and all analyses, notes, compilations, forecasts, studies or other documents prepared by you or your Representatives in connection with your or their review of, or your interest in, the Transaction to the extent containing or referring to any such information is hereinafter referred to as the “Information”.

The term “Information” will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by you or your Representatives in breach of this agreement; (ii) was, is or becomes available to you or your Representatives from a source, other than the Company or its Representatives, which, to your or such of your Representative’s knowledge, as applicable, after reasonable inquiry, is not prohibited from disclosing such information to you or your Representatives by any legal, contractual or other obligation of confidentiality to the Company; or (iii) was or is independently developed by you or your

Representatives without reference to the Information. As used herein, the term “Representative” means, with respect to a party, such party’s affiliates and its and their directors, managers, officers, employees, insurers, partners, advisors (including, without limitation, attorneys, financial advisors, accountants and consultants); provided that, the term “Representative”, when used with respect to Endo, (x) shall, solely with respect to officers and employees of Endo, initially be limited to those officers and employees set forth on Exhibit A hereto, unless and until the Company gives its prior written consent for any additional officers or employees, at which point (subject to clause (z) below) they shall be deemed “Representatives” of such party for all purposes hereunder, (y) shall not include any debt or equity financing source, partner or co-investor, unless and until the Company gives its prior written consent at which point (subject to clause (z) below) they shall be deemed “Representatives” of such party for all purposes hereunder and (z) shall only include such persons (or, in the case of third party Representatives, only the deal teams performing services on your behalf) who receive Information from or on behalf of such party. As used herein, the term “person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental entity or other entity.

Accordingly, you hereby agree as follows:

1. Except as permitted hereunder, you and your Representatives (i) will keep the Information confidential and will not, without the Company’s prior written consent, disclose any Information in any manner whatsoever and (ii) will not use any Information other than in connection with consideration, evaluation, negotiation or consummation of the Transaction; provided, however, that you may disclose the Information to your Representatives to the extent necessary to permit such Representatives to assist you in the consideration, evaluation, negotiation and consummation of the Transaction; provided, further, that you shall inform such Representatives of the confidential nature of the Information and, to the extent your Representatives are not otherwise bound by an obligation of confidentiality to you at least as restrictive as the terms hereof, each such of your Representative shall be directed to comply with the terms of this agreement that are applicable to your Representatives to the same extent as if it was a party hereto. Notwithstanding anything in this agreement to the contrary, the Company and its Representatives, as the case may be, shall retain title to the Information at all times. The provisions of the foregoing sentence of this Section 1 shall not apply to any analyses, notes, compilations, forecasts, studies or other documents prepared by you or your Representatives in connection with your or their review of, or your interest in, the Transaction that contain or reflect any Information, provided that such materials or copies thereof shall remain subject to an ongoing confidentiality obligation according to the terms and conditions of this agreement for the term hereof.

2. In the event that you or any of your Representatives are requested pursuant to or required by applicable law, rule, regulation or legal or other similar process (including, without limitation, by deposition, interrogatory, subpoena or civil investigative demand), by a stock exchange, or by a governmental, regulatory, or self-regulatory authority (collectively, “Law”) to disclose any of the Information, you will, to the extent practicable and permitted by Law, promptly notify the Company in writing of the existence surrounding such request or requirement in order to enable the Company to seek, at its own expense, and you and your Representatives will reasonably cooperate with the Company’s efforts to seek, a protective order or other appropriate remedy or, in our sole discretion, waive compliance with the terms of this agreement. If, in the absence of a protective order or in the event the Company waives compliance with the terms of this agreement, you or your Representatives may disclose such Information to the relevant person or authority without liability hereunder; provided, however, that you (i) give, to the extent practicable and permitted by Law, the Company written notice of the Information to be disclosed, (ii) disclose only that portion of the Information which you or your Representatives’ legal counsel advises is legally required to be disclosed and (iii) use commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such Information. Notwithstanding the foregoing, you and your Representatives may disclose Information without compliance with the notice and other obligations of this Section 2 to the extent required in connection with an inquiry by a regulatory authority, self-regulatory authority, bank examiner or stock exchange not targeted at the Company or the Transaction or, in the case of an inquiry targeted at the Company or the Transaction, to the extent that providing such notice is not legally permitted.

3. Without the prior written consent of the other party, each party agrees that it will not, and will direct its Representatives not to, disclose to any person (other than its Representatives permitted to access Information in accordance with Section 1 and the Common Interest Agreement (as defined below)), (i) the fact that any investigations, discussions or negotiations are taking or have taken place between the parties concerning a Transaction or the existence or contents of this agreement, (ii) that Endo or its Representatives have requested or received Information or (iii) any of the terms, conditions or other facts with respect to any such Transaction, including, without limitation, the status thereof (such information in clauses (i) through (iii) being deemed “Information” hereunder).

4. At any time upon the written request of the Company, you and your Representatives will either (at your or your Representatives sole election) promptly destroy (and, upon the written request of the Company, you shall confirm any such destruction in writing to the Company) or return to the Company all written Information (and all copies thereof and extracts therefrom) in your or your Representatives’ possession. The provisions of the foregoing sentence of this Section 4 shall not apply to copies of Information made by you and your Representatives as a matter of routine information technology backup (it being agreed that you and your Representatives will not access such archived computer files containing any such Information after such return, deletion or destruction is otherwise required (except as may be required pursuant to security and/or disaster recovery procedures in the ordinary course of business)) and to Information or copies thereof that must be retained by you and your Representatives in accordance with applicable Law or bona fide document retention policies, provided that such retained Information or copies thereof shall remain subject to an ongoing confidentiality obligation according to the terms and conditions of this agreement until the earlier of (x) the return or destruction of such Information and (y) three (3) years from the date hereof. Any oral Information will continue to be subject to the terms of this agreement for the term hereof. Notwithstanding the termination of any such evaluation or discussions, or the return or destruction of the Information, you and your Representatives will continue to be bound by the obligations of confidentiality and other obligations hereunder for the term hereof.

5. You acknowledge that neither the Company nor our Representatives, nor any of our or their respective officers, directors, employees, agents or controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), (i) makes any express or implied representation or warranty as to the accuracy or completeness of the Information or any other information provided or prepared in connection with any Transaction or (ii) shall have any liability whatsoever to you relating to or resulting from the use of the Information or any other information provided or prepared in connection with any Transaction or any errors therein or omissions therefrom, in each case except as may be provided in any definitive agreement, if any, with respect to the Transaction. You further agree that you are not entitled to rely on the accuracy or completeness of the Information or any other information provided or prepared in connection with any Transaction, except as may be set forth in any definitive agreement with respect to the Transaction, subject to such limitations and restrictions as may be contained therein. You further understand and acknowledge that this agreement does not constitute or create any obligation to provide Information or other information.

6. You acknowledge and agree that (A) the Company and its Representatives are free to conduct the process leading up to a Transaction as the Company and its Representatives, in their sole discretion, determine (including, without limitation, conduct of the due diligence process, negotiating with any third party and entering into a preliminary or definitive agreement without prior notice to you or any other person) and (B) the Company reserves the right, in its sole discretion, to change the process at any time without prior notice to you or any other person, to reject any and all proposals made by you or any of your Representatives with regard to a Transaction, and to terminate discussions and negotiations with you at any time and for any reason.

7. You agree that you will not, directly or indirectly, and your Representatives (on your behalf) will not, without the prior written consent of the Company, initiate contact with any person known by you to be a licensor, supplier, distributor, broker, vendor, consultant, lender, agent or customer of the Company regarding the Transaction; provided that the foregoing shall not preclude (x) contacts made in the ordinary course of business, (y) due diligence or market research calls in which Information is not disclosed by you or (z) contacts with your Representatives.

8. You agree that without the prior written consent of the Company, you shall not, directly or indirectly, and your Representatives (on your behalf) shall not, discuss or offer any form of direct or indirect participation in any potential Transaction to any actual or potential provider of debt or equity, partner, co-investor, joint venture participant, financial advisor or commercial consultant (in each case, other than your Representatives). You further agree that neither you nor any of your Representatives on your behalf will enter into any exclusivity, lock-up, dry-up or other equivalent agreement, arrangement or understanding, whether written or oral, with any commercial bank or other source of debt or equity financing, financial advisor or commercial consultant that would reasonably be expected to limit, restrict, restrain or otherwise impair in any manner, directly or indirectly, the ability of such commercial bank or other source of debt or equity financing to serve as a financing source or otherwise provide services to any other person considering a transaction involving the Company. The foregoing shall not restrict the use of customary “tree” arrangements that restrict individuals from working for, or being otherwise involved with, more than a single potential purchaser of the Company.

9. No agreement providing for any Transaction between the parties will be deemed to exist unless and until a definitive agreement has been executed and delivered by the parties hereto, and each party hereby irrevocably waives any claims (including, without limitation, breach of contract but excluding those arising out of this agreement) in connection with any Transaction unless and until such definitive agreement has been so executed and delivered and then only in accordance with the terms thereof and applicable law. Unless and until such definitive agreement has been so executed and delivered, neither party nor any of their Representatives has any legal obligation to the other of any kind with respect to any Transaction because of this agreement or any other written or oral expression with respect to any Transaction, except, in the case of this agreement, for the matters specifically agreed to herein. Neither party will have any claims against the other party or any of its Representatives arising out of or relating to any Transaction other than, if any, as parties to such definitive agreement, and then only in accordance with the terms thereof, or as parties to this agreement, for the matters specifically agreed to herein. No express or implied license under any patent, copyright, trademark or trade secret is granted with respect to any of the Information provided by the Company or any of its Representatives to you or any of your Representatives, other than the right to use the Information in compliance with this agreement.

10. For a period of eighteen (18) months from the date of this agreement, you and your affiliates shall not, directly or indirectly (i) employ or solicit for employment any current executive officer or senior-level manager of the Company with whom you first had contact in connection with the Transaction (each, a “Covered Employee”) or (ii) solicit, recruit, or otherwise induce any Covered Employee to terminate such employment (for the purpose of you or your affiliates hiring such Covered Employee) or to accept employment, or to enter into any consulting or other similar agreement, with you or any of your affiliates; provided, however, that you and your affiliates shall not be prohibited from (x) engaging in (or hiring, recruiting or entering into any agreement with, any Covered Employee who responds to) general solicitations of employment (including, without limitation, the use of search firms) not specifically targeted at Covered Employees, or (y) employing, recruiting, soliciting or entering into any agreement with any Covered Employee who has ceased employment with or other association as a Covered Employee of the Company for a period of at least six (6) months prior to commencement of employment discussions between you or your affiliates and such Covered Employee.

11. You acknowledge and agree that you are aware (and that your Representatives are aware or, upon receipt of any Information, will be advised by you) that (i) the Information being furnished to you or your Representatives contains material, non-public information regarding the Company and (ii) the United States securities laws prohibit any persons who have material, nonpublic information concerning the matters which are the subject of this agreement from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this agreement or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information

12. As of the date hereof, you hereby represent and warrant to the Company that neither you nor any of your controlled affiliates owns any securities of the Company. You agree that, during the Standstill Period (as defined below), neither you nor any of your Representatives acting on your behalf or controlled affiliates will in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, knowingly facilitate or knowingly encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of the Company or any of its subsidiaries, (ii) any tender or exchange offer, merger or other business combination involving the Company, any of the subsidiaries or assets of the Company or the subsidiaries constituting a significant portion of the consolidated assets of the Company and its subsidiaries, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company or any of its affiliates; (b) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to the Company or otherwise act in concert with any person in respect of any such securities; (c) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board of Directors or policies of the Company or to obtain representation on the Board of Directors of the Company; (d) take any action which would or would reasonably be expected to force the Company to make a public announcement under applicable law or regulation regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any Third Party with respect to any of the foregoing, in each case, unless and until, in the case of each of the foregoing clauses (a) to (e), you have received the prior written invitation or approval of the Company to do so. You also agree during such period not to request (in any manner that would reasonably be likely to cause the Company to disclose publicly) that the Company or any of its Representatives, directly or indirectly, amend or waive any provision of this paragraph (including this sentence). For purposes of this agreement, the “Standstill Period” shall mean the period beginning on the date of this agreement and ending eighteen (18) months from the date of this agreement, provided that the Standstill Period shall terminate upon the earliest occurrence of (i) the Company entering into a definitive agreement, transaction or series of related transactions with a person or entity (other than you or any person or entity acting jointly or in concert with you) (a “Third Party”), for (A) the acquisition, directly or indirectly, of not less than a majority of the outstanding voting equity of the Company calculated on a fully diluted basis or all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis or (B) any merger, consolidation or business combination pursuant to which more than 40% of the outstanding common stock of the Company would be converted into cash or securities of any person or group after which the Company’s stockholders would not own at least 50% of the ultimate parent entity of the combined company or (ii) upon a Third Party commencing or announcing a tender or exchange offer for not less than 50% of the outstanding common shares of the Company and the Company’s board of directors recommending that Company stockholders tender their shares, or failing to recommend prior to the date that is ten business days after any such commencement or announcement that Company stockholders not tender their shares in such tender offer.

Notwithstanding anything to the contrary contained in this agreement, nothing herein shall prohibit you from making any confidential offers or proposals to the Chief Executive Officer of the Company; provided that such communications are in a manner that would not reasonably be expected to require either party to make public disclosure under applicable law or regulation. Notwithstanding anything in this agreement to the contrary, the restrictions set forth in this paragraph shall not apply to (x) any indirect acquisition of securities of the Company by or on behalf of any independently managed pension plan, employee benefit plan or similar trust or in a retirement plan, or (y) any indirect acquisition of securities of the Company through investment in any independent mutual fund or other similar investment vehicle, or through any broad based, publicly-traded basket or index of stock, in each case so long as such investment or acquisition is not made at your direction, or the direction of your subsidiaries or other Representatives.

13. You acknowledge and agree that the Information has competitive value and is of a confidential and proprietary nature and that the Company may be damaged and harmed if any Information were disclosed by you or your Representatives in breach hereof. Each party acknowledges that remedies at law may be inadequate to protect the other party against any actual or threatened breach of this agreement by a party or its Representatives, and, without prejudice to any other rights and remedies otherwise available to it, each party agrees to the granting of injunctive relief in favor of the other party without proof of actual damage or the adequacy of remedies at law. Each party hereby waives any requirements for the posting of any bond in connection with such remedy.

14. Each party agrees that no failure or delay by the other party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

15. This agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of laws principles. Each party agrees that any suit or proceeding arising in respect of this agreement will be tried exclusively in the Court of Chancery of the State of Delaware or, if that court declines to accept or does not have jurisdiction over a particular matter, any other State Court in the State of Delaware or Federal court of the United States of America located in the State of Delaware, and each party irrevocably and unconditionally agrees to submit to the exclusive jurisdiction of, and to venue in, such courts (and agree not to commence any action, suit, or proceeding relating thereto except in such courts). The parties hereto hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this agreement in such court, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth below shall be effective service of process for any action, suit or proceeding brought against the parties in any such court. EACH PARTY AGREES TO WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION OR ANY OTHER MATTER CONTEMPLATED BY THIS AGREEMENT.

16. This agreement and the obligations of the parties under this agreement will expire eighteen (18) months from the date of this agreement; provided that (x) those obligations hereunder carrying a shorter term shall terminate on such earlier date set forth herein and (y) the confidentiality obligations with respect to any Information retained in accordance with the second sentence of Section 4 shall terminate on the date set forth in the second sentence of Section 4.

17. This agreement and the Common Interest Agreement (the “Common Interest Agreement”) dated September 22, 2020 between you and the Company contain the entire agreement between you and us concerning the confidentiality of the Information and all other matters addressed herein and supersedes any and all prior written and oral communications and agreements relating to the subject matter hereof. Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by the Company and you. This agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Signatures to this agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. If any term, provision, agreement or restriction set forth herein is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the terms, provisions, agreements and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

18. Neither this agreement, nor any of the rights, interest or obligations hereunder, shall be assigned by either party without the prior written consent of the other party, except that the Company may assign this agreement to one of its controlled affiliates or to any third party that purchases or otherwise acquires the Company or all or substantially all of its assets without your prior written consent.

19. For the avoidance of doubt, in the event there is any conflict or inconsistency between this agreement and the terms and conditions of any electronic dataroom now or hereafter applicable to you or your Representatives, the terms and conditions of this agreement shall govern and constitute the terms and conditions with respect to the access of Information by you or your Representatives in any electronic dataroom.

[Signature Page Follows]

Sincerely,

BioSpecifics Technologies Corp.

By:	/s/ Joseph Truitt
Joe Truitt
Chief Executive Officer

Confirmed and Agreed to:

Endo International plc

By:	/s/ Matthew J. Maletta
Matthew J. Maletta
Executive Vice President, Chief Legal Officer
and Company Secretary

[Signature Page to CDA]